Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Three Months Ended March 31, 2004

(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$105
Income taxes	52
Fixed charges, as below	50

Total earnings, as defined	$207

Fixed charges, as defined:
Interest charges	$46
Rental interest factor	2
Capitalized interest	2

Total fixed charges, as defined	$50

Ratio of earnings to fixed charges	4.14

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$105
Income taxes	52
Fixed charges, as below	50

Total earnings, as defined	$207

Fixed charges, as defined:
Interest charges	$46
Rental interest factor	2
Capitalized interest	2

Total fixed charges, as defined	$50

Non-tax deductible preferred stock dividends	-
Ratio of income before income taxes to net income	1.50

Preferred stock dividends before income taxes	-

Combined fixed charges and preferred stock dividends	$207

Ratio of earnings to combined fixed charges and preferred stock dividends	4.14